      As filed with the Securities and Exchange Commission on February 24, 2004
                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                             TORBAY HOLDINGS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

                    Delaware                             52-2143186
                      ------                             ----------
         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)            Identification No.)
                             ----------------------

             140 Old Country Road, Suite 205, Mineola, NY       11501
      ---------------------------------------------------------------------
        (Address of Principal Executive Offices)              (Zip Code)



                               CONSULTING AGREEMENT
   --------------------------------------------------------------------------
                            (Full title of the plan)

                             ----------------------
                        WILLIAM THOMAS LARGE, PRESIDENT
                              TORBAY HOLDINGS, INC.
                              140 Old Country Road
                                   Suite 205
                               Mineola, NY 11501

                                 (516) 747 5955
                                 --------------
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                              Michael S. Krome, Esq.
                                  8 Teak Court
                         Lake Grove, New York  11755
                                 (631) 737-8382

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed
                                                       maximum      Proposed
                                                       offering     maximum
Title of each class of            Amount to be         price per    aggregate       Amount of
securities to be registered       registered (1)       share (2)    offering price  registration  fee
======================================================================================================
Common Stock, $.0001            5,000,000 Shares        $.025        $125,000             $15.84
par value
======================================================================================================



(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.

(2) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on February 18, 2004.

                                EXPLANATORY NOTE

         This registration statement covers 5,000,000 shares of common stock, $0.0001 par value per share, of Torbay Holdings, Inc. issuable under a consulting Agreement dated February 18, 2004.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         In accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, we will provide to the consultants named in the attached consulting agreement the documents containing the information specified in Part I, Items 1 and 2. We will furnish without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in
Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered under Rule 428(b) of the Securities Act of 1933. Requests should be directed to Torbay Holdings, Inc., 140 Old Country Road, Suite 205, Mineola, NY 11501 , Attention: President. Our telephone number is (516) 747 5955.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
              ----------------------------------------

         We incorporate the following documents by reference in this registration statement:

          (a) Our annual report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission, or the Commission;

          (b) Our quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission;

          (c) Our quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed with the Commission;


         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       Description of Securities.
              --------------------------

              Not Applicable.

ITEM 5.       Interests of Named Experts and Counsel.
              ---------------------------------------

              Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
              ------------------------------------------

         The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

         The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Torbay Holdings, Inc. under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7 . Exemption from Registration Claimed.
         ------------------------------------

     Exemption from the registration provisions of the Securities Act of 1933 for the issuance of the shares is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were each sophisticated with access to the kind of information registration would provide.

ITEM 8.       Exhibits.
              ---------


          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.2 Consent of WEINBERG & COMPANY, P.A.

ITEM 9.       Undertakings.
              -------------

         Torbay Holdings, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by Torbay Holdings, Inc. to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement):

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on February 19, 2004.

                                  TORBAY HOLDINGS, INC.,

                                  By:  /S/ William Thomas Large
                                      -----------------------------------------
                                      William Thomas Large, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, including a majority of the board of directors, in the capacities and on the date indicated.


        SIGNATURE                        TITLE                           DATE
        ---------                        -----                           ----

/s/ William Thomas Large                                          February 19, 2004
---------------------------       President, Chief Executive
William Thomas Large              Officer and Director



/s/ Alexander Gordon Lane                                         February 19, 2004
---------------------------       Chief Financial Officer and
Alexander Gordon Lane             Director




                                  EXHIBIT INDEX

    Exhibit No.       Description
    -----------       -----------


          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.2 Consent of WEINBERG & COMPANY, P.A.